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99.1     Press release issued April 23, 2003.


                   UROLOGIX REPORTS FISCAL THIRD QUARTER 2003
                                FINANCIAL RESULTS

         MINNEAPOLIS -- April 23, 2003 -- Urologix, Inc. (NASDAQ:ULGX - news), today reported its 2003 fiscal third quarter and nine-month financial results for the period ended March 31, 2003.

         Revenue for the third quarter of fiscal 2003 was $4.6 million, compared to revenue of $6.0 million in the third quarter of fiscal 2002. Gross margins, as a percent of sales, were 60 percent compared to 65 percent in the same quarter a year ago. Net loss for the quarter was $2.1 million, or $0.15 per share, compared to a net loss of $95,000, or $0.01 per share, in the third quarter of fiscal 2002.

         Michael M. Selzer, Jr., President and Chief Executive Officer of Urologix commented, "Revenue and operating results in the third quarter were below our expectations. While our plan to build revenue and improve operating results is taking longer than originally planned, we see reason for cautious optimism. Disposable sales volume and the number of new customer commitments were sequentially positive in the third quarter although sales of our Cooled ThermoTherapy systems were below our expectations. Cooled Thermotherapy(TM) continues to lead a growing market as one of the most clinically and economically effective procedures for BPH that a urologist can perform in the office."

         Revenue for the nine months ended March 31, 2003 was $13.6 million, compared to $16.5 million in the first nine months of last fiscal year. Sales of disposables accounted for nearly 90% of total revenue in the first nine months of fiscal 2003, compared to approximately 75% in the same period in fiscal 2002. Gross margins, as a percent of sales, were 62 percent compared to 65 percent in the same period in the prior year. Net loss for the first nine months of fiscal 2003 was $6.3 million, or $0.45 per share, compared to a net loss of $1.3 million, or $0.09 per share, in the first nine months of fiscal year 2002. Net loss results in the nine months of fiscal 2003 reflected the Company's investment in building its domestic sales force, significant legal costs associated with protecting the Company's intellectual property and lower prices on equipment sales.

         Mr. Selzer stated, "We are looking forward to the presentation of positive clinical results for TUMT at the American Urological Association Meeting next week and formally introducing the next generation of our product line, Cooled ThermoCath that recently received FDA approval. We plan to launch Cooled ThermoCath over the next few months and believe that this new product will strengthen our program and move us toward an even more efficacious treatment for BPH."

About Urologix
--------------
Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and


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offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis(TM) and Prostatron(R) names. Both systems utilize Cooled ThermoTherapy(TM) -- targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort -- and provide safe, effective, lasting relief of the symptoms of BPH.

         Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community, the ability of third-party suppliers to produce and supply products, the Company's ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort, the impact of competitive treatments, products and pricing, the development and effectiveness of the Company's sales organization and marketing efforts, developments in the reimbursement environment for the Company's products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company's reports filed with the Securities and Exchange Commission.

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                                 UROLOGIX, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                (Unaudited, in thousands, except per share data)

                          Three Months Ended       Nine Months Ended
                               March 31,               March 31,
                          ------------------      -------------------
                            2003       2002        2003         2002
                           -------    ------      -------     -------
Sales                      $ 4,558    $6,027      $13,606     $16,468
Cost of goods sold           1,802     2,114        5,162       5,763
                           -------    ------      -------     -------
Gross profit                 2,756     3,913        8,444      10,705
                           -------    ------      -------     -------

Costs and expenses:
Selling, general and
  administrative             3,739     2,962       11,509       8,548
Research and development       927       930        2,864       3,127
Amortization of
  intangibles                  166       166          498         498
                           -------    ------      -------     -------
Total costs and
  expenses                   4,832     4,058       14,871      12,173
                           -------    ------      -------     -------

Operating loss              (2,076)     (145)      (6,427)     (1,468)
Interest income, net             8        50          119         170
                           -------    ------      -------     -------
Net loss                   $(2,068)   $  (95)     $(6,308)    $(1,298)
                           =======    ======      =======     =======

Basic and diluted net
  loss per common share    $ (0.15)   $(0.01)     $ (0.45)    $ (0.09)
                           =======    ======      =======     =======
Basic and diluted
  weighted average
  number of common
  shares outstanding        13,916    13,867       13,914      13,785
                           =======    ======      =======     =======


                           SELECTED BALANCE SHEET DATA

                            (Unaudited, in thousands)

                                                 March 31,    June 30,
                                                   2003         2002
                                                 ---------    ---------
Cash and available for sale investments          $ 6,176       $12,713
Accounts receivable                                2,111         4,554
Inventory                                          4,670         2,424
Current assets                                    13,460        20,571
Total assets                                      39,297        46,437
Total liabilities                                  6,554         7,490
Shareholders' Equity                              32,743        38,947